UNITED STATES
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Thermo Fisher Scientific Inc.
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THERMO FISHER SCIENTIFIC INC.
Supplemental Information Regarding Proposal 2: Advisory Vote to Approve Executive Compensation
Commencing on May 11, 2026, Thermo Fisher Scientific Inc. (“Thermo Fisher,” or the “Company”) made available to shareholders the following communication in connection with its upcoming annual meeting of shareholders to be held on May 20, 2026.
This supplemental information should be read together with the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 7, 2026 (the "Proxy Statement").
Letter from the Compensation Committee
Dear Fellow Shareholders:
We are writing to provide supplemental information regarding Proposal 2 to help shareholders better understand our executive compensation program and the importance of their support.
A vote FOR Proposal 2 affirms a compensation program designed to advance Thermo Fisher’s proven growth strategy, reinforce accountability for performance, retain exceptional leadership, and align management’s realized compensation with long-term shareholder value. The Compensation Committee approaches this responsibility with rigor and discipline. The 2025 compensation outcomes, the thoughtfully structured 2025 CEO retention grant, and the meaningful 2026 program changes described below demonstrate that commitment.
Our Mission-driven culture is grounded in integrity and accountability, with sound governance principles deliberately embedded into our compensation program. Consistent with that philosophy, 92% of the CEO’s target annual compensation and 86% of the average target annual compensation of our other named executive officers was at risk in 2025, with most target compensation delivered through long-term equity.
In our engagements with you, our shareholders, our approach to pay for performance has been generally understood and appreciated. We do, however, want to use this opportunity to provide you with additional clarity on our program to help you understand our approach and enable you to make a fully informed voting decision.
2025 Pay Outcomes Demonstrate Accountability
Thermo Fisher operated in a challenging environment in 2025, characterized by significant uncertainty and an accelerated pace of change. Following the first quarter, we updated our external guidance to reflect the anticipated impact of newly emerging macroeconomic factors and the Company’s mitigating actions.

In that context, the Compensation Committee carefully considered whether adjustments to our compensation metrics would be appropriate. The Committee determined that maintaining the original performance targets that were set at the beginning of the year, and holding management accountable to those targets, was in the best interests of shareholders.

That discipline produced meaningful consequences. The 2025 annual incentive plan and the 2025 PRSU program paid out below target. In addition, the most recently completed PRSU cycle paid out at 0% for the CEO and the other named executive officers, other than Mr. Lowery, whose award was subject to different terms and was later reduced based on relative TSR performance.

These outcomes demonstrate that our program does not insulate executives from business performance. When performance falls short of pre-established goals, compensation outcomes are reduced accordingly.

The 2024 TSR Options Have Delivered No Value Absent Performance

The same pay-for-performance principle applies to the 2024 TSR option awards. These awards were performance-based stock options, not cash compensation. They deliver value only if the applicable performance conditions are satisfied and the Company’s share price appreciates above the $552.85 exercise price.

As of the end of 2025, the performance conditions had not been achieved. As a result, these awards have not delivered value to the recipients. We believe this result demonstrates the intended design, with realizable value tied to performance.

The CEO Retention Grant Supports Leadership Continuity and Long-Term Shareholder Alignment

The 2025 CEO retention grant should be evaluated based on its purpose, structure and realizable value, not simply its grant-date accounting value.

After a comprehensive evaluation process, and with the assistance of its independent compensation consultant, the Board approved a one-time performance-based retention award in May 2025 to secure Mr. Casper’s continued leadership through at least May 2030. The Board concluded that leadership continuity was decisively in the best interests of shareholders given Mr. Casper’s exceptional performance, deep customer relationships, long record of navigating complex operating environments, the anticipated CFO transition, and the dynamic macroeconomic backdrop.

The principal objective of the grant was long-term retention. At the same time, the Board designed the award to maintain meaningful performance alignment and to ensure that any realized value would be tied to long-term shareholder outcomes.

The award cliff vests only after five years. Any earned shares will be delivered in three equal tranches on the eighth, ninth and tenth anniversaries of the grant date, meaning no shares will be delivered before 2033 and the full value of any earned shares will not be delivered until 2035. The award was thoughtfully designed to not only secure Mr. Casper’s leadership, but to take actions that create shareholder value over the next decade.

The Retention Grant Includes Rigorous Performance and Shareholder-Protection Features

The grant’s performance framework reinforces that alignment. The award pays out in shares, and the number of shares earned is contingent on Thermo Fisher’s TSR performance relative to the S&P 500.

The S&P 500 provides a broad and rigorous market benchmark. Target payout requires competitive relative TSR performance, and any upside requires above-median performance against that benchmark.

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The award also includes an important shareholder-protection feature: if Thermo Fisher’s absolute TSR is negative during the performance period, payout is capped at target regardless of relative performance. This cap limits payout outcomes when shareholders have experienced a loss in value, even if the Company performs well on a relative basis in a declining market.

Taken together, the grant supports the Board’s retention objective while maintaining strong alignment with shareholder experience: it requires continued service over a multi-year period, delays delivery of any earned shares for an extended period, ties payout to relative TSR against a rigorous benchmark, requires above-median performance for upside, and caps payout if absolute TSR is negative.

Shareholder Feedback Informed Meaningful 2026 Program Changes

Our actions following the 2025 say-on-pay vote further demonstrate our commitment to pay for performance and responsiveness to shareholders. We undertook extensive shareholder outreach and conducted a comprehensive review of our executive compensation program with the assistance of our independent compensation consultant.

That feedback informed meaningful changes to our program beginning in 2026, including:

•Changing the PRSU program to a three-year performance design
•Revising PRSU metrics to adjusted EPS and relative TSR, with adjusted ROIC as a performance modifier
•Increasing PRSUs to 50% of target long-term incentive value for all named executive officers
•Moving relative TSR measurement from a bespoke peer group to the S&P 500
•Eliminating overlap between annual and long-term incentive metrics
•Formalizing the Committee’s commitment not to make one-time equity grants to executives except in extraordinary circumstances
Thermo Fisher’s continued success depends on exceptional leadership, disciplined execution and our ability to deliver on our Mission for customers. The Compensation Committee believes the executive compensation program supports these objectives while maintaining strong alignment with long-term shareholder value.

For these reasons, the Board recommends that shareholders vote FOR Proposal 2.

Sincerely,
The Compensation Committee
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